IQST – iQSTEL Announces $290 Million 2024 Annual Revenue Forecast

NEW YORK, June 4, 2024 -- iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) a US-based, multinational, fully reporting and audited publicly listed telecommunications and technology company preparing for a Nasdaq up-listing today announced increasing it’s revenue forecast for FY-2024 to $290 million revenue. The forecast increase is based both on anticipated organic growth and the revenue contribution from the recent QXTEL acquisition.

iQSTEL reported $144.5 million in audited revenue for FY-2023. The $290 million revenue forecast for FY-2024 announced today represents a year to year revenue increase of more than 100%.

At this time, the $290 million FY-2024 revenue forecast does not include any contribution from the recently announced acquisition of Lynk Telecom anticipated to close not later than July 1, 2024. The company may revise its forecast higher following the Lynk Telecom acquisition closing.

Based on preliminary accounting, the company realized $54 million in revenue for the combined months of April and May. This represents substantial revenue growth over iQSTEL’s $51.4 million in revenue for the first three months of this year reported in the recently published, auditor reviewed, Q1 FY-2024 report.

Organic Growth Driving Overall Revenue Growth

While the revenue from acquisitions is adding to revenue growth, it is important to highlight the organic growth that is fueling the more substantial overall growth.

iQSTEL executed acquisitions in 2022 and 2021 and reported annual revenue growth of approximately 44% each year. In 2023, the company executed no acquisitions and reported revenue growth of approximately 55% driven completely by organic sales expansion.

The company’s increased organic growth in 2023 demonstrates the effectiveness of our ability to integrate acquired operations. By making acquired businesses part of iQSTEL’s overall product portfolio, we are able to drive increased organic growth through cross selling and collective sales efficiencies.

Accordingly, our sales forecast announced today does not just reflect the simple addition of acquired revenue, but the projected organic growth anticipated from the effective integration of acquired operations. Based on our history of successfully integrating previously acquired operations and increasing overall organic growth, we believe our current organic growth projections are sound.

Bottom Line Growth Projections

In addition to the $290 million FY-2024 revenue forecast, iQSTEL is forecasting $7.5 million in gross profit for FY-2024 compared to $4.6 million reported in FY-2023. The company reported $1.3 million in gross profit for Q1 FY-2024. Management has a positive operating income of seven digits forecast for FY-2024.

We are pleased with the bottom line projections for the current fiscal year but want to highlight the even larger expectation for the bottom line beyond this fiscal year.

The revenue growth from the recent acquisitions and the organic revenue growth that will subsequently result from the recent acquisitions will be realized before the downstream bottom line benefits of the increased revenue is fully realized. The operational efficiencies from streamlining multiple operations takes more time to flow to the bottom line than do the benefits of increased revenue. We expect even greater bottom line benefit next year resulting from the revenue growth we achieve this year.

Mr. Iglesias commented, “The Company is experiencing exponential revenue growth this year. We are literally skyrocketing in FY-2024. We are well on track to more than double the company’s revenue in FY-2024. Following a recent planning session in Washington at the International Telecom Week (ITW) Conference, we believe the company is on the path to becoming in a telecommunications powerhouse. Our exceptional recent performance is coinciding with our homestretch push to finalize a Nasdaq uplisting.

About IQSTEL (updated):

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based, multinational publicly listed company preparing for a Nasdaq up-listing with an FY2023 $144 million revenue, and with a $290 Million Dollar Revenue forecast and a Positive Operating Income of 7 digits forecast for FY-2024. iQSTEL's mission is to serve basic human needs in today's modern world by making the necessary tools accessible regardless of race, ethnicity, religion, socioeconomic status, or identity.  iQSTEL recognizes that in today's modern world, the pursuit of the human hierarchy of needs (physiological, safety, relationship, esteem and self-actualization) is marginalized without access to ubiquitous communications, the freedom of virtual banking, clean affordable mobility and information and content. iQSTEL has 4 Business Divisions delivering accessibly to the necessary tools in today's pursuit of basic human needs: Telecommunications, Fintech, Electric Vehicles and Metaverse.

•	The Enhanced Telecommunications Services Division (Communications) includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	The Fintech Division (Financial Freedom) includes remittances services, top up services, Master Card Debit Card, a US Bank Account (No SSN required), and a Mobile App.
•	The Electric Vehicles (EV) Division (Mobility) offers Electric Motorcycles and plans to launch a Mid Speed Car.
•	The Artificial Intelligence (AI)-Enhanced Metaverse Division (information and content) includes an enriched and immersive white label proprietary AI-Enhanced Metaverse platform to access products, services, content, entertainment, information, customer support, and more in a virtual 3D interface.

The company continues to grow and expand its suite of products and services both organically and through mergers and acquisitions.  iQSTEL has completed 12 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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